Exhibit 99.2
Press Release
For Immediate Release
Isabella Bank Marketing Department
139 E. Broadway
Mt. Pleasant, MI 48858
FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Director
Office 989-779-6309 Fax: 989-775-5501
Isabella Bank Announces Results for the First Six Months of 2008
Mt. Pleasant, Michigan, July 2008 – Richard J. Barz, President and CEO of Isabella Bank today announced that Isabella Bank remains a strong community bank with assets at $1.06 billion as of June 30, 2008. Asset growth for the first six months of 2008 was good and increased $154 million since December 31, 2007 due to the acquisition of the Greenville Community Bank and the natural growth from deposits. Net income for the six month period ending June 30, 2008 was $ 4.36 million. Isabella Bank is considered to be well capitalized under Federal Reserve Bank requirements.
“Isabella Bank’s gross loans have also been growing, up $116.9 million over last year at the same time period,” according to Mr. Barz. “Although residential real estate mortgages have been slow, the majority of the Bank’s growth has been obtained through sound commercial and agricultural loans,” he added.
Customers should feel secure in the knowledge that deposits in Isabella Bank are insured by the Federal Deposit Insurance Corporation (FDIC). Banks are required by federal law to purchase this insurance for depositors. While Michigan banks are facing the same economic struggles faced by the state’s businesses and consumers, customers should understand that their deposits are safe. Deposits in commercial banks and thrift institutions are insured by the FDIC for up to $100,000 per depositor per insured bank and up to $250,000 per depositor per insured bank for retirement accounts such as individual retirement accounts (IRAs) and Keoghs.
There have been no losses of the insured deposits when a bank closed its doors throughout the 75-year existence of the FDIC. Bank customers do not need to purchase this insurance – it is paid for by the banks, is automatic and is backed by the full faith and credit of the United States of America.
Isabella Bank, with 24 offices in the mid-Michigan area, is a wholly owned subsidiary of Isabella Bank Corporation, a registered financial services holding company with $1.59 billion in assets under management. The Bank’s website is www.isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended June 30, 2008, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.